EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/ Investor Relations

818/871-5095

Kristina Kirk

THQ/Media Relations

818/871-5119

THQ INC. ANNOUNCES THREE-FOR-TWO STOCK SPLIT

CALABASAS HILLS, Calif. — August 9, 2005 — THQ Inc. (NASDAQ: THQI) today announced that its Board of Directors has declared a three-for-two stock split of the Company’s outstanding shares of common stock to be effected as a 50% stock dividend.

On or about September 1, 2005, stockholders will receive one additional share of common stock for every two shares owned on the record date of August 19, 2005.  Cash will be paid in lieu of any fractional shares.

After the split, THQ will have approximately 62 million shares of common stock outstanding.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  The company develops its products for all popular game systems, personal computers and wireless devices.   Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located in the United States, United Kingdom, France, Germany, Netherlands, Spain, Korea and Australia.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ and THQ Wireless and their respective logos are trademarks and/or registered trademarks of THQ Inc.

The statements contained in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”), including but not limited to expectations and projections related to the common stock of THQ, and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive and technological factors affecting the operations, markets, products, and pricing of THQ.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q  and Annual Report on Form 10-K for the fiscal period ended March 31, 2005, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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